                                                                  EXHIBIT (b)(6)

                            WINSLOEW FURNITURE, INC.
                 ACTUAL FOR 1998 AND BEST CASE FORECAST FOR 1999

                                                   ACTUAL          FCST         PROJ          PROJ           PROJ
                                                    1998           1999         2000          2001           2002
                                                    ----           ----         ----          ----           ----
Net Sales ..................................     $ 141,360     $ 159,684     $ 171,413     $ 184,269      $ 198,089
Cost of Sales ..............................        87,232        98,080       105,165       113,141        121,476
                                                 ---------     ---------     ---------     ---------      ---------
Gross Margin ...............................        54,128        61,604        66,248        71,128         76,613
Selling, general and administrative expenses        23,124        25,968        26,472        28,321         30,073
Amortization ...............................         1,122         1,268         1,067           968            968
                                                 ---------     ---------     ---------     ---------      ---------
Operating income ...........................        29,882        34,368        38,709        41,839         45,572
Interest expense, net ......................           635           500          --            (500)        (1,000)
                                                 ---------     ---------     ---------     ---------      ---------
Pre tax income .............................        29,247        33,868        38,709        42,339         46,572
Income taxes ...............................        10,947        12,870        14,709        16,089         17,699
                                                 ---------     ---------     ---------     ---------      ---------
Net income .................................        18,300        20,998        24,000        26,250         28,875
                                                 =========     =========     =========     =========      =========
Weighted average shares ....................         7,624         7,500         7,500         7,500          7,500
                                                 =========     =========     =========     =========      =========
Earnings per share .........................     $    2.40     $    2.80     $    3.20     $    3.50      $    3.85
                                                 =========     =========     =========     =========      =========


                 NOTE: THE ABOVE AMOUNTS INCLUDE SOUTHERN WOOD.
                    (In thousands, except per share amounts)